EXHIBIT 99.1




CNA Center  Chicago  IL  60685-0001


[Date]

Private and Confidential

To:  [[Current_First_Name]][[Current_Last_Name]]

                                         ----------------------------------------------------
To:   ____________                         Number of Stock SARs          _______
                                           Granted
                                         ----------------------------------------------------

                                           Exercise Price                $_____
Re:   Grant of Stock Appreciation
      Rights paid in Stock               ----------------------------------------------------
      ---------------------------
                                           Grant Date                    February 8, 2006
                                         ----------------------------------------------------

                                            Expiration Date              February 8, 2016
                                         ----------------------------------------------------


The Incentive Compensation Committee (the "Committee") of the Board of Directors of CNA Financial Corporation ("Company"), which administers the CNA Financial Corporation 2000 Incentive Compensation Plan (the "Plan"), has determined that you are eligible for a grant of _____ Stock Appreciation Rights (the "Stock SARs") paid in CNA Financial Corporation common stock for $_____ per share (the ="Exercise Price"). Each Stock SAR entitles the eligible person to receive, at the time of exercise, an amount equal to the difference between the fair market value of a single share of the Company's common stock on the date of exercise and the Exercise Price, which may not be less than the fair market value of a single share of the Company's common stock on the date the right was granted, paid in shares of Company common stock. This stock appreciation rights award was granted under the Plan on February 8, 2006.

As described more fully in the attached Award Terms, the Stock SARs will become exercisable in four equal annual installments on February 8th of 2007, 2008, 2009 and 2010 so long as you are employed by Continental Casualty Company or an affiliate on each such date. For example, one quarter of the Stock SARs granted will be exercisable on February 8, 2007 if you are an employee on that date. In most instances, after the Stock SARs become exercisable generally you may exercise them any time prior to the expiration date shown above provided that you are employed by Continental Casualty Company or an affiliate at the time of exercise. After exercising the Stock SARs, you can decide whether to hold or sell the shares of Company common stock you have obtained, subject to CNA's Securities Compliance Policy and applicable insider trading restrictions.

Under the present tax laws, as a result of exercising the Stock SARs you will potentially recognize taxable income at the time of exercise. When and if you sell the shares of Company common stock acquired through the Stock SARs exercise, any additional gain may be subject to further tax at capital gain rates. The Company recommends that you consult with your individual tax advisor to determine the applicability of the tax rules to the awards granted to you in your personal circumstances.

This Award Letter provides a summary of your Stock SARs, and the Award is subject to the Award Terms enclosed with this Award Letter. (In the attached Award Terms, you are referred to as the "Participant.") This Award Letter shall be subject to the Award Terms, and the Award Terms shall be subject to the provisions of the Plan. If discrepancies arise between this Award Letter and the Award Terms, the Award Terms will govern, and if discrepancies arise between the Award Terms and the Plan document, the terms of the Plan document will govern.



Sincerely,